SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                            Commission File Number      2-72232


                              GREAT EASTERN ENERGY
                           AND DEVELOPMENT CORPORATION
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             (Exact name of registrant as specified in its charter)

            500 West Texas, Suite 955, Midland, TX 79701 915/682-1178
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.10 par value
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            (Title of each class of securities covered by this Form)

                                      None
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           (Title of all other classes of securities for which a duty to file reports underSection 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [X]                       Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(1)(ii)   [ ]                        Rule 12h-3(b)(2)(i)   [ ]
     Rule 12g-4(a)(2)(i)    [ ]                       Rule 12h-3(b)(2)(ii)   [ ]
     Rule 12g-4(a)(2)(ii)   [ ]                                Rule 15d-6    [ ]
     Rule 12h-3(b)(1)(i)    [X]

Approximate  number of holders of record as of the certification or notice date:
                                       one
                                    --------

     Pursuant to the requirements of the Securities Exchange Act of 1934, Great Eastern Energy and Development Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                    GREAT EASTERN ENERGY AND
                                                    DEVELOPMENT CORPORATION


DATE:     October 3, 1997                     BY:  /s/ Kevin O. Butler
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                                                    Kevin O. Butler, President